Exhibit 99.1

PORTICOR LTD.

2015 INCENTIVE PLAN

FEBRUARY 5, 2015

1. PURPOSE. The purpose of the Porticor Ltd. Incentive Plan (the “Plan”) is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent (if any) and Subsidiaries (if any), by offering them an opportunity to participate in the Company’s future performance through awards of Restricted Stock Units and Restricted Stock. The provisions specified hereunder for Eligible 102 Participants apply to persons who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Awards. Capitalized terms not defined in the text are defined in Section 21 hereof.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.2 and 18 hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 390,622 Shares. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all Awards granted and outstanding under this Plan.

2.2 Adjustment of Shares. In the event that the number of outstanding Company Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, distribution or similar change in the capital structure of the Company without consideration, then (i) the number of Shares reserved for issuance under this Plan and (b) the number of Shares subject to outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be paid in cash at the Fair Market Value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Committee.

3. ELIGIBILITY.

3.1 Restricted Stock Units and Restricted Stock Awards may be granted to employees, officers, advisors, directors and consultants of the Company or any Parent or Subsidiary of the Company; provided such consultants and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. A person may be granted more than one Award under this Plan.

3.2 Awards made pursuant to Section 102 shall be made pursuant to either (a) Section 102(b)(2) of the ITO as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the ITA. Once the Company (or its Affiliate) has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

3.3 Eligible 102 Participants may receive 102 Trustee Grants or Non-Trustee Grants under this Sub-Plan.

3.4 No 102 Trustee Grants may be made effective pursuant to this Sub-Plan until 30 days after the Effective Date, upon which the requisite filings required by the ITO and the Rules have been made with the ITA, unless otherwise approved by the ITA.

3.5 The Award Agreement shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Award; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

4. ADMINISTRATION.

4.1 Committee Authority. This Plan will be administered by the Committee, or by the Board if no Committee is created by the Board. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan;

(c) approve persons to receive Awards;

(d) determine the form and terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or awards under any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g) subject to the terms of this Plan, grant waivers of any conditions of any Award;

(h) determine the terms of vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award, any Award Agreement;

(j) determine whether an Award has been earned;

(k) make all other determinations for the administration of this Plan;

(l) extend the vesting period beyond a Participant’s Termination Date;

(m) in its sole discretion, modify the provisions of the Plan as they pertain to such individuals, or adopt supplements to, or alternative versions of, the Plan, to comply with applicable law, regulation, or accounting rules; and

(n) amend any outstanding Award or agreement related to any Award, provided that no amendment shall be made that would materially impair the rights of any Participant without his or her consent.

4.2 Committee Discretion. Unless in contravention of any express terms of this Plan or Award, any determination made by the Committee with respect to any Award will be made in its sole discretion either (a) at the time of grant of the Award, or (b) subject to Section 4.1(n) hereof, at any later time. Any such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan or otherwise set forth herein or authorized by the Committee, in each case to the extent consistent with applicable law.

5. TERMS AND CONDITIONS OF 102 TRUSTEE GRANTS

5.1 Each 102 Trustee Grant will be deemed granted on the date approved by the Committee and stated in a written or electronic notice by the Company, provided that the Company has also complied with any applicable requirements set forth by the ITA for compliance with Section 102 requirements by the Company and the Trustee.

5.2 Each 102 Trustee Grant granted to an Eligible 102 Participant and each certificate for Shares issued pursuant to a 102 Trustee Grant shall be deposited with a Trustee in compliance with the Deposit Requirements and held in trust by the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA). After termination of the Required Holding Period, the Trustee may release such Awards and any Shares issued with respect to such Award, provided that (i) the Trustee has received an acknowledgment from the Israeli Income Tax Authority that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Grants or Shares issued with respect to the 102 Trustee Grants prior to the full payment of the Eligible 102 Participant’s tax liabilities.

5.3 Each 102 Trustee Grant shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Sub-Plan or Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals of the ITA not expressly specified in this Sub-Plan or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102. With respect to 102 Capital Gain Track Grants, to the extent that the Shares are listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the ITO will apply with respect to the Israeli tax rate applicable to such Awards (including Restricted Stock Units).

5.4 During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Awards and Shares received subsequently following any realization of rights derived from Awards or Shares (including stock dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable Award Agreement and applicable law. To avoid doubt such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the Required Holding Period).

5.5 In the event a stock dividend is declared and/or additional rights are granted with respect to Shares which derive from Awards granted as 102 Trustee Grants, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such dividend shares and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant in accordance with the Plan after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

5.6 If an Award granted as a 102 Trustee Grant is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant (or be subject to a supervisory trustee arrangement if approved by the ITA). If such an Award is exercised or settled after the Required Holding Period ends, the Shares issued upon such exercise or settlement shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA), or (ii) be transferred to the Eligible 102 Participant directly, provided that the Participant first complies with all applicable provisions of the Plan and this Sub-Plan.

5.7 To avoid doubt, and notwithstanding anything to the contrary in the Plan: (i) no Award granted under the 102 Capital Gains Track may be settled for cash payment or any other form of consideration, unless and to the extent permitted under Section 102 or as expressly authorized by the ITA).

6. RESTRICTED STOCK UNITS. The Committee will determine to whom Restricted Stock Units will be granted, the number of Restricted Stock Units and all other terms and conditions of the Restricted Stock Units, subject to the following:

6.1 Form of Restricted Stock Units. All Restricted Stock Units granted under this Plan will be evidenced by an Award Agreement (“Restricted Stock Unit Award Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee or the Company may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

6.2 Basic Term. The Restricted Stock Unit Award Agreement governing Restricted Stock Units will specify the term of the Restricted Stock Units; provided, however, that the term shall not exceed ten years from the date the Restricted Stock Units are granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

6.3 Settlement. Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive from the Company one Share or an amount in cash or other property equal to the Fair Market Value of one Share on the settlement date, as provided in the applicable Restricted Stock Unit Award Agreement. The Committee may provide that settlement of Restricted Stock Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Stock Units or shall instead be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code.

6.4 Restrictions. Restricted Stock Units may be subject to the restrictions set forth in Section 12 hereof or such other restrictions not inconsistent with the exemptions from applicable securities laws that are relied upon in connection with such Restricted Stock Units.

6.5 Termination. Subject to earlier termination pursuant to Sections 18 and 19 hereof and except as otherwise set forth in the Restricted Stock Unit Award Agreement, if a Participant is Terminated for any reason, then the Participant’s Restricted Stock Units (to the extent then-unvested) shall be forfeited and cancelled as of the Termination Date without consideration therefor.

7. RESTRICTED STOCK. A Restricted Stock Award is a grant of Shares, or an offer by the Company to sell Shares to an eligible person, which Shares are subject to certain specified restrictions. The Committee will determine to whom a Restricted Stock Award will be granted or offered, the number of Shares subject to the Restricted Stock Award, the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

7.1 Form of Restricted Stock Award. All grants or offers of a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Award Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee or the Company will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan.

7.2 Restrictions. Each Restricted Stock Award may be subject to the restrictions not inconsistent with the exemptions from applicable securities laws that are relied upon in connection with such Restricted Stock Award. Without derogation from the generality of the foregoing, at the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase Unvested Shares held by a Participant for cash and/or cancellation of purchase money indebtedness owed to the Company by the Participant (or for no consideration if the Participant did not pay any consideration for the Unvested Shares) following such Participant’s Termination at any time after the Participant’s Termination Date.

7.3 Escrow. To enforce any restrictions on a Participant’s Shares set forth herein, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated. The Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

8. TAXES.

8.1 Any tax consequences arising from the grant or settlement of any Award, the exercise of any Option, the issuance, sale or transfer and payment for the Shares covered thereby, or from any other event or act (of the Company and/or its Affiliates and/or the Trustee and/or the Participant) relating to an Award or Shares issued thereupon shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to an Award granted under the Plan and the exercise, sale, transfer or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; and/or (ii) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld;

and/or (iii) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld; and/or (iv) selling a sufficient number of such Shares otherwise deliverable to a Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to the Participant’s authorization as expressed by acceptance of the award under the terms herein), to the extent permitted by applicable law or pursuant to the approval of the ITA. In addition, the Participant will be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

8.2 With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

9. PRIVILEGES OF SHARE OWNERSHIP. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock.

10. TRANSFERABILITY. Awards granted under this Plan, and any interest therein, cannot be transferred, assigned, pledged or mortgaged by Participant, other than by will or by the laws of descent and distribution for as long as they are subject to restriction under the terms of the Award Agreement and/or the requirements of Section 102 .

11. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

12. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, Shares of the Company (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

13. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. Although this Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act, grants may be made pursuant to this Plan that do not qualify for exemption under Rule 701 or Section 25102(o) of the California Corporations Code. Any requirement of this Plan that is required in law only because of Section 25102(o) need not apply if the Committee so provides and another exemption from the qualification requirements of applicable California State securities laws, to the extent required, applies. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) compliance with any exemption, completion of any registration or other qualification of such Shares under any foreign, state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

14. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, for any reason or no reason.

15. CORPORATE TRANSACTIONS.

15.1 Committee Actions in the Event of a Corporate Transaction. In the event of:

(a) a dissolution or liquidation of the Company,

(b) a merger or consolidation after which the shareholders of the Company immediately prior to such merger cease to own, either directly or indirectly, at least a majority of the shares of capital stock of the surviving entity,

(c) the sale of all or substantially all of the assets of the Company in one transaction or series of related transactions followed by the liquidation of the Company, or

(d) the sale by the shareholders of the Company of at least a majority of the outstanding shares of capital stock of the Company in one transaction or series of related transactions pursuant to an agreement to which the Company and the selling shareholders are parties, then:

With respect to any such transaction or event, the Committee may take any one or more of the following actions as it deems appropriate to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan or to facilitate such transaction or event, provided that any such action shall be taken in a manner consistent with Sections 409A and 424 of the Code, as applicable: (i) arrange for the assumption of outstanding Awards by the successor or surviving corporation, or a parent or subsidiary thereof, or for the substitution of options or other compensatory awards on equity securities other than Shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for Awards, (ii) accelerate the vesting, exercisability and termination of outstanding Awards, in whole or in part, so that Awards that are vested and subject to exercise can be exercised prior to the closing or completion of the transaction or event and terminate upon such closing or completion, (iii) cancel any Award with respect to Vested Shares thereunder in exchange for a cash payment equal to the amount, if any, that would have been attained upon the exercise of such Award with respect to such Vested Shares or realization of the applicable Participant’s rights under such Award with respect to such Vested Shares (or for no cash payment, if the Committee determines in good faith that no amount would have been attained upon the exercise of any such Award with respect to Vested Shares or realization of a Participant’s rights under any such Award with respect to Vested Shares), (iv) cancel any Award with respect to Unvested Shares thereunder either (x) without payment of any consideration for such Unvested Shares or (y) in exchange for a cash payment per Unvested Share that is equal to or less than the amount, if any, that would have been attained upon realization of the applicable Participant’s rights under the Award with respect to a Vested Share thereunder or (v) arrange for any repurchase rights of the Company with respect to any Restricted Stock to apply to any securities issued in substitution for such Restricted Stock. The Committee need not adopt the same rules for each Award or for each Participant.

15.2 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under this Plan in substitution of such other company’s award or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged.

16. ADOPTION. This Plan will become effective on the date that it is adopted by the Board (the “Effective Date”). Upon the Effective Date, the Board may grant Awards pursuant to this Plan.

17. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten years from the Effective Date. This Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Israel.

18. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that any such action may not, without the written consent of a Participant, materially impair such Participant’s rights under any Award previously granted under the Plan.

19. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and other equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

20. SECTION 409A. To the extent that the Committee determines that any Award granted under the Plan is or becomes subject to Section 409A of the Code, the Award Agreement evidencing such Award shall be interpreted consistent with the requirements of Section 409A of the Code and the Department of the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code and the Department of the Treasury regulations and other interpretive guidance issued thereunder, the Committee may adopt such amendments to the Plan and the applicable agreement or adopt other policies and procedures (including amendments, policies and procedures), or take any other actions, that the Committee determines are necessary or appropriate to (a) preserve the intended tax treatment of the benefits provided with respect to the Award or (b) comply with the requirements of Section 409A of the Code and the Department of the Treasury regulations and other interpretive guidance thereunder.

21. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

“Award” means any award under this Plan, including any Restricted Stock Unit or Restricted Stock Award.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award, including any Restricted Stock Unit Award Agreement or Restricted Stock Agreement.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) of the ITO pursuant to which all or a part of the income resulting from the sale of Shares is taxable as a capital gain.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Shares derived from Awards is taxed as ordinary income.

“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

“Affiliate” means any Subsidiary that is an “employing company” within the meaning of Section 102(a) of the ITO.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Restricted Stock Unit Award.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee created and appointed by the Board to administer this Plan, or if no committee is created and appointed, the Board.

“Company” means Porticor Ltd., an Israeli company, or any successor corporation.

“Controlling Shareholder” as defined in Section 32(9) of the ITO, currently defined as an individual who prior to the grant or as a result of the grant or exercise of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% of the outstanding share capital of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

“Deposit Requirements” shall mean with respect a 102 Trustee Grant, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant. As of the time of approval of this Sub-Plan, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Grants require that the Trustee be provided with (a) a copy of resolutions approving Awards intended to qualify as 102 Capital Gains Track Grants within 45 days of the date of Administrator’s approval of such Award, including full details of the terms of the Awards, and (b) a copy of the Eligible 102 Participant’s consent to the requirements of the 102 Capital Gains Track Grant within 90 days of the Administrator’s approval of such Award, and (c) with respect to a Restricted Stock Award, either a share certificate and copy of the Company’s share register evidencing issuance of the Shares underlying such Award in the name of the Trustee for the benefit of the Eligible 102 Participant, or deposit of the Shares with a financial institution in an account administered in the name of the Trustee, as applicable, in each case, within 90 days of the date of the Administrator’s approval of such Award.

“Election” means the Company’s choice of the type of 102 Trustee Grants it will make under the Plan (as between capital gains track or ordinary income track), as filed with the ITA.

“Eligible 102 Participant” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director (as defined in the ITO) or an office holder (as defined in the ITO), who is not a Controlling Shareholder.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination;

(b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which such Common Stock is listed or admitted to trading;

(c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported by The Wall Street Journal (or, if not so reported, as otherwise reported by any newspaper or other source as the Board may determine); or

(d) if none of the foregoing is applicable, by the Committee in good faith.

“Israeli Fair Market Value” shall mean with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax ITO (New Version), 1961, and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock representing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Plan” means this 2015 Incentive Plan, as amended from time to time.

“Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which Awards granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the Effective Date, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant of the Award.

“Restricted Stock” means Shares purchased pursuant to a Restricted Stock Award.

“Restricted Stock Award” means an award of Shares pursuant to Section 7 hereof.

“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

“SEC” means the Securities and Exchange Commission.

“Section 102” shall mean the provisions of Section 102 of the ITO, as amended from time to time, including by the Law Amending the Income Tax ITO (Number 132), 2002, effective as of January 1, 2003 and by the Law Amending the Income Tax ITO (Number 147), 2005.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means ordinary shares of the Company, NIS 0.01 nominal value per share, reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 15 hereof, and any successor security.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock representing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, advisor or consultant to the Company or any Parent or Subsidiary of the Company. A Participant will not be deemed to have ceased to provide services in the case of sick leave, military leave or any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days (a) unless reinstatement upon the expiration of such leave is guaranteed by contract or statute, or (b) unless provided otherwise pursuant to formal policy adopted from time to time by the Company’s Board and issued and promulgated in writing. In the case of any Participant on sick leave, military leave or an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the Company or a Parent or Subsidiary of the Company as it may deem appropriate. The Committee will have sole discretion to determine whether a, Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Trustee” means a person or entity designated by the Committee to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

“Vested Shares” means “Vested Shares” as defined in the Award Agreement.

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